Sidley Austin LLP One South Dearborn Street Chicago, IL 60603 +1 312 853 7000 +1 312 853 7036 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES MUNICH NEW YORK PALO ALTO	SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.
Founded 1866

EXHIBIT 23.01(a)

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Legal Matters” in this Post-Effective Amendment No. 1 to the Registration Statement (Reg. No. 333-209445), as filed with the United States Securities and Exchange Commission on or about April 28, 2017, and the related Prospectus of Global Macro Trust.

/s/ Sidley Austin llp

April 28, 2017